Charles A. Etherington
                                Attorney at Law
                       4500 Main Street * P.O. Box 418210
                        Kansas City, Missouri 64141-9210

                                                                  March 17, 1999

American Century Variable Portfolios, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

         As counsel to American Century Variable Portfolios, Inc. (the "Corporation"), I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 25 to its Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on March 17, 1999, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be stated that I am an officer of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of the Corporation.

         I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 25.

                                Very truly yours,


                                /s/Charles A. Etherington
                                Charles A. Etherington